Exhibit 1.01

Conflict Minerals Report of CRH public limited company
Pursuant to Rule 13p-1 under the Securities Exchange Act of 1934

Section 1: Introduction and Group overview

This is the Conflict Minerals Report of CRH public limited company (herein referred to as “CRH”, the “Group”, “we”, “us”, or “our”) for calendar year 2014 (“Reporting Year 2014”) in accordance with Section 13(p) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 13p-1 thereunder (“Rule 13p-1”). Terms used in this report which are not defined herein have the meanings set forth in Form SD. In accordance with Form SD, conflict minerals are tin, tantalum, tungsten and gold (“3TG” or “conflict minerals”).

CRH is a global leader in the manufacture and supply of a diverse range of superior building materials and products for the modern built environment. The Group services the breadth of construction needs, from the fundamentals of heavy materials and elements to construct the frame, through value-added exterior products that complete the building envelope, to distribution channels which service construction fit-out and renewal. The Group operates across the three major segments of the construction industry; residential, non-residential and infrastructure. With operations in 34 countries worldwide, CRH employs approximately 76,000 people at over 3,300 operating locations.

CRH’s heavyside building materials businesses manufacture and supply cement, asphalt, aggregates, readymixed and precast concrete, concrete landscaping and asphalt paving services. The Group’s Products businesses in the Americas are primarily engaged in the production and sale of concrete masonry and hardscapes, packaged lawn and garden products, packaged cement mixes, utility, drainage and structural precast products and glass and aluminium glazing systems. Our Lightside businesses in Europe produce and supply construction accessories, shutters & awnings, fencing and composite access chambers. CRH distributes building materials to Do-It-Yourself (DIY), General Merchants and Sanitary, Heating and Plumbing (SHAP) businesses in Europe, while our distribution businesses in the United States supply Exterior Products such as roofing and siding and Interior Products such as gypsum wallboard, metal studs and acoustical ceiling systems.

Our products which contain 3TG include:

·
Certain glazing products: Our BuildingEnvelope® (“BE”) business in the Americas custom-manufactures architectural glass and engineered aluminium glazing systems for multi-storey commercial, institutional and residential construction. BE is a supplier of high-performance glazing products including insulated, spandrel, laminated, security and sound control glass as well as a broad range of storefronts and entrances, curtain wall and architectural windows. Float glass is used in the manufacture of some of our BE glazing products. We purchase this float glass from our suppliers and it is made by floating molten glass on a bed of molten metal, typically tin. Trace amounts of tin remain present in the float glass after this process;

·	Our Fencing business in Europe designs, manufactures and installs fully integrated perimeter security solutions;

·	Our Shutters & Awnings (“S&A”) business in Europe supplies sun protection, energy-saving and outdoor living technologies; and

·
The primary components of these Fencing and S&A products do not contain 3TG however some electronic elements of these products (e.g. circuit boards, capacitors, solder tags, pcb boards, micro switches or radio controls) may contain minor amounts of the minerals.

Section 2: Due diligence framework

In accordance with Rule 13p-1, CRH undertook due diligence measures to determine the source and chain of custody of 3TG in its products, as described in this Form SD, that are necessary to the functionality or production of the products. CRH designed its due diligence measures to be in conformity, in all material respects, with the internationally recognised due diligence framework as set forth in the Organisation for Economic Cooperation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (OECD, 2013) (“OECD Framework”) and the related supplements for gold and for tin, tantalum and tungsten.

Section 3: Due diligence measures undertaken

CRH’s due diligence measures for 2014 included the five steps listed below, consistent with the OECD Framework. Since our filing in respect of 2013:

·	We continued to roll out our management systems across the Group as set out in step 1;

·	We updated and expanded inquiries to ensure we have appropriately identified and assessed the risk relating to the use of 3TG in the Group’s products as outlined in step 2; and

·
We continue to progress our reasonable country of origin inquiries (“RCOI”). To date, 6 of our 18 impacted suppliers have provided details of their smelters, and our procedures to assess supplier responses are ongoing.

Step 1: Establish company management systems

CRH previously introduced the following measures to establish management systems per step 1 of the OECD Framework:

·
Established a cross-functional conflict minerals project team comprised of representatives from our Sustainability, Procurement, Operations, Compliance and Finance functions to direct the overall efforts of the conflict minerals compliance programme;

·
Established a Group policy with respect to sourcing of 3TG from the Democratic Republic of the Congo (DRC) and adjoining countries (the “Covered Countries”). This policy was incorporated into our Supplier Code of Conduct (which is available on www.crh.com);

·	Developed a grievance mechanism to report any policy violation via the confidential hotline service;

·	Instituted a retention policy for conflict minerals programme documentation in accordance with existing corporate retention policies and procedures; and

·	Engaged with suppliers, informing them that CRH is subject to Section 1502 of the Dodd-Frank Act (Section 13(p) of the Exchange Act) and began our inquiries with them in this regard.

The above initiatives continue to operate and in addition:

·	Work has commenced to include provisions regarding products or components that contain conflict minerals in supply contract renewals and new contracts; and

·
Suppliers who provide products or components that contain conflict minerals are engaged in our second year of surveys regarding the country of origin of these minerals. Further details on this process are set out in step 3 below.

Step 2: Identify and assess risks in the supply chain

For our 2013 reporting, we undertook a Group-wide assessment to determine the use of conflict minerals within CRH. An applicability assessment was completed which involved cross-functional inquiries across the Group. Local management teams conducted reviews to identify the materials, products, parts and suppliers potentially exposed to the Rule 13p-1’s requirements using both product-centric and supplier-centric approaches.

Three business units (representing 95 of the Group’s more than 3,300 locations) indicated the use of 3TG (through the purchase of manufactured components that contain them or use them in their production process). The components in question were purchased from 22 suppliers and contain only minute quantities of 3TG. We engaged with each of the 22 suppliers to begin the process of identifying the country of origin of the minerals used, and preliminary responses were received from all 22.

Since our reporting in respect of 2013, 4 of the 22 suppliers that were identified through our applicability assessment no longer supply to the Group and so have been excluded from further inquiries. We continue to engage with the remaining 18 suppliers identified last year and are conducting country of origin inquiries as outlined in step 3 below.

Following our 2013 reporting, we have updated and expanded our assessment of the risk in relation to 3TG in order to validate our assessment process and confirm our determination of suppliers that are relevant for the conflict minerals process:

·
Senior management in our divisions have considered the results of last year’s applicability assessment in the context of any changes in the profile of their products and supplier base since that assessment. They have concluded that the results of that assessment remain appropriate and the businesses and suppliers identified at that time continue to represent the only businesses using materials/components that contain 3TG;

·	As part of the update procedures outlined above, we have expanded our supplier inquiries beyond the 22 identified last year as high risk:

-	We selected 5 businesses and reviewed their supplier lists to identify a sample of suppliers to engage with and inquire whether they supply products to CRH which contain 3TG;

-	All responses received from the suppliers to these 5 businesses have confirmed our initial assessment that they do not supply conflict minerals; and

-
Our inquiries with this additional sample of suppliers was undertaken to validate our assessment process. Given that they do not supply products containing 3TG, they are excluded from further inquiries.

Step 3: Design and implement a strategy to respond to identified risks

As described in step 2 above, we updated our applicability assessment from the prior year by expanding our inquiries beyond those suppliers judged to be high risk and through an update review whereby senior management in our divisions confirmed that the findings of last year’s Group wide assessment remain appropriate. These updated procedures confirmed that 18 of the 22 suppliers identified last year remain in scope for our inquiries and no new suppliers need to be added.

Our RCOI process includes the following steps to assess whether the necessary 3TG in our products originated from the Covered Countries:

·	We continue to engage with the 18 suppliers to gather the following information:

-
A complete EICC GeSI (Electronics Industry Citizenship Coalition/Global eSustainability Initiative) template (a Conflict Minerals Reporting Template developed by the Conflict-Free Sourcing Initiative); and

-	Where available, details of the suppliers’ policies on conflict minerals as well as any other documentation regarding their management systems and due diligence processes on this matter.

·	Of the 18 suppliers:

-	6 suppliers have provided details of the smelters who supply their minerals and we are working to evaluate the reliability of their findings;

-	8 suppliers are in the process of identifying the source of their minerals; and

-	4 suppliers have not yet responded to our second round of inquiries with their most recent position.

Our RCOI work is ongoing in this regard:

·	We have experienced improved engagement from the majority of suppliers and they demonstrate an understanding of the requirement;

·
We are engaging with suppliers to gather all the outstanding information for our second round of inquiries and in the 4 cases where round two responses remain outstanding, we follow up regularly. All these suppliers responded to our first round of inquiries and we understand that they continue to work through their processes and we similarly expect replies to this second round. We will consider the reasons they put forth for their delay in providing the information in the context of our assessment of the reliability of their responses;

·	We are reviewing the templates and policies received. We are developing specific completeness and consistency criteria in order to evaluate their most up to date responses for reliability;

·
We continue to engage with suppliers to narrow the list of smelters they identified in their responses to those who potentially source/process the 3TG minerals in the products sold to CRH and to probe any incomplete or inconsistent information in responses received; and

·
Because of the many participants in the supply chain of these products, it is a time consuming process to identify all such participants and to ascertain the smelters and country of origin of the minerals. CRH’s RCOI consists of inquiring of tier 1 direct suppliers and encouraging them to engage with their supply to determine the source of the minerals.

The cross-functional conflict minerals project team’s ongoing review of the nature and quality of supplier responses forms a key part of the process of responding to identified risks. Local management report to the project team regularly. Update meetings are held periodically during the process, communicating the results of the risk assessment process. Matters discussed include progress on response rates and procedures to evaluate the information received as well as actions to perform follow up inquiries.

Step 4: Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain

CRH does not directly purchase 3TG, instead these minerals are present in a small number of our products through purchased components that contain them or use them in their production process.

CRH is a downstream consumer of necessary 3TG and is many steps removed from smelters and refiners who provide minerals and ores. CRH does not purchase raw minerals or ores, and does not, to the best of its knowledge, directly purchase from any of the Covered Countries. CRH does not perform or direct audits of smelters and refiners within the supply chain. As a result, CRH’s due diligence measures rely on assessments carried out by its suppliers and cross-industry initiatives such as the Conflict Free Sourcing Initiative (CFSI) led by the Electronics Industry Citizenship Coalition (EICC) and the Global eSustainability Initiative (GeSI) to conduct smelter and refiner due diligence.

Our work to assess the reliability of supplier representations in this context is ongoing. Section 5 below sets out our ongoing efforts to mitigate risk in this regard.

Step 5: Report on supply chain due diligence

This report and the associated Form SD are available online at www.crh.com.

Section 4: Determination

As a downstream consumer of 3TG, CRH must rely on its tier 1 suppliers to gather information about smelters and refiners in the supply chain. CRH does not, to the best of its knowledge, directly purchase from any of the Covered Countries. CRH is engaging with all 18 suppliers of the products described above. We have experienced improved engagement from the majority of suppliers, and from assessments of supplier responses to date, we have observed enhanced understanding of the applicable due diligence requirements and progress in our suppliers’ own inquiries. We have received updated information from 14 suppliers, 6 of whom have provided details to us of their smelters and our work to evaluate this information is ongoing. We lack sufficient assurance regarding the country of origin at this time and CRH is therefore unable to determine where the 3TG identified through certain supplier responses originated. We are continuing to engage with our suppliers and section 5 below sets out our continuous improvement efforts to mitigate risk in this regard.

Section 5: Continuous improvement efforts to mitigate risk

CRH is undertaking the following steps to mitigate any risk that the necessary 3TG used in CRH’s products may benefit armed groups in the Covered Countries:

·
Continued and consistent engagement with relevant suppliers to encourage diligence and resolve in their efforts to identify smelter and country of origin. This includes working with them individually to understand the challenges they face in concluding their inquiries and to narrow the list of smelters they identified to those who potentially source/process the 3TG minerals in the products sold to CRH;

·	Continued cross-functional engagement within CRH to build expertise in assessing the reliability of supplier responses and representations on traceability; and

·	Considering the engagement of external experts where necessary to perform inquiries/supplier audits to assess such suppliers’ procedures.

Section 6: Independent audit

Pursuant to Rule 13p-1, CRH is not required to obtain an independent private sector audit of this Conflict Minerals Report for Reporting Year 2014.

Forward-Looking Statements

In order to utilise the “Safe Harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, CRH is providing the following cautionary statement.

This Conflict Minerals Report contains certain forward-looking statements with respect to the steps we intend to take to improve the quality of supplier responses in connection with our conflict minerals due diligence efforts. These forward-looking statements may generally, but not always, be identified by the use of words such as “will”, “can”, “intends” or similar expressions.

By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that may or may not occur in the future and reflect the Group’s current expectations and assumptions as to such future events and circumstances that may not prove accurate. A number of factors could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements, certain of which are beyond our control and which include, among other things: our ability to identify additional high-risk suppliers; whether our suppliers respond favourably to our efforts to increase engagement with suppliers; and the feasibility of implementing our planned diligence measures in the next compliance period or at all.